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                                                                       EXHIBIT 3

                           [MTR GAMING GROUP, INC.]



                                              August 30, 1999

Edson R. Arneault
MTR Gaming Group, Inc.
Route 2
P.O. Box 356
Chester, WV  26034

Dear Ted:

     Reference is made to your August 31, 1998 exercise of options to purchase 378,415 common shares of the Company (the "Shares") and the contemporaneous Promissory Note (the "Note") delivered to the Company by which you agreed to pay the original principal amount of $461,208.41 plus interest.

     As you know, the Note comes due in full on August 31, 1999. This letter is to memorialize your agreement with the Company to extend the term of the Note for an additional year (the "Additional Term") (all amounts of principal and interest to come due by the close of business on August 31, 2000) provided you pay all interest accrued on the Note up through and including August 31, 1999, which amount shall be payable by December 1, 1999. All terms and conditions of the Note and the Company's rights and remedies thereunder shall remain in full force and effect for the Additional Term.

     You have also agree to pledge the Shares to the Company to secure repayment of the Note. Please forward this fully executed agreement, the certificate for the Shares and the executed Pledge Agreement (form enclosed) to Rob.

                                     BOARD OF DIRECTORS- COMPENSATION COMMITTEE

                                        /s/ Robert L. Ruben
                                        ------------------------------------
                                        By: Robert L. Ruben, Member


                                        /s/ Robert A. Blatt
                                        ------------------------------------
                                        By: Robert A. Blatt, Member


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     SEEN AND AGREED:

     /s/ Edson R. Arneault
     ---------------------
     Edson R. Arneault


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